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                                                                 Exhibit T3E(4)
                             HARTMARX CORPORATION

                               Offer to Exchange
              12 1/2% Senior Subordinated Notes Due 2005 and Cash
                              for All Outstanding
                  10 7/8% Senior Subordinated Notes Due 2002
           Pursuant to the Offering Circular Dated December 14, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   We are offering, subject to the terms and conditions set forth in the offering circular, dated December 14, 2001 (the "Offering Circular"), to exchange $850 principal amount of our 12 1/2% Senior Subordinated Notes due 2005 and $150 in cash for each $1,000 principal amount of our outstanding 10 7/8% Senior Subordinated Notes due 2002 (the "Existing Notes").

   We are requesting that you contact your clients for whom you hold Existing Notes regarding the exchange offer. For your information and for forwarding to your clients for whom you hold Existing Notes registered in your name or in the name of your nominee, or who hold Existing Notes registered in their own names, we are enclosing the following documents:

    1. the Offering Circular;

    2. a letter of transmittal for your use in tendering Existing Notes and for the information of your clients;

    3. a form of letter which may be sent to your clients for whose account you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with respect to the exchange offer;

    4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    5. return envelopes addressed to Bank One Trust Company, National Association, the exchange agent for the exchange offer.

   Your prompt action is requested. The exchange offer will expire at 12:00 midnight, New York City time, on January 14, 2002, unless extended or earlier terminated by us. Tenders of Existing Notes may be withdrawn at any time prior to the expiration of the exchange offer.

   We will not pay any fee or commission to any broker, dealer, nominee or other person for soliciting tenders of the Existing Notes pursuant to the exchange offer. We will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Circular and the related documents to the beneficial owners of Existing Notes held by them as nominee or in a fiduciary capacity. We will pay or cause to be paid all transfer taxes applicable to the exchange of Existing Notes in the exchange offer, except as set forth in Instruction 13 of the letter of transmittal.

   Any inquiries you may have with respect to the exchange offer, or requests for additional copies of the enclosed materials, should be directed to the exchange agent at its address and telephone number set forth on the front of the letter of transmittal or D. F. King & Co., Inc., the information agent for the exchange offer, at the address and telephone number set forth in the Offering Circular.

                                          Very truly yours,

                                          HARTMARX CORPORATION


   NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF HARTMARX OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE LETTER OF TRANSMITTAL.

Enclosures